Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz Mack-Cali Realty Corporation Executive Vice President and Chief Financial Officer (732) 590-1000	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1000

MACK-CALI REFINANCES UNSECURED REVOLVING CREDIT FACILITY

Edison, New Jersey—July 16, 2013—Mack-Cali Realty Corporation (NYSE: CLI) today announced that its operating partnership, Mack-Cali Realty, L.P., has refinanced its unsecured revolving credit facility with a group of 17 lenders, arranged by J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The $600 million unsecured facility, which is expandable to $1 billion, carries an interest rate equal to LIBOR plus 110 basis points. The credit facility, which also carries a facility fee of 20 basis points, has a four-year term with two six-month extension options. The interest rate and facility fee are subject to adjustment, on a sliding scale, based upon the operating partnership’s unsecured debt ratings.

The lending group for the credit facility consists of:

•                  JPMorgan Chase Bank, N.A., as administrative agent

•                  Bank of America, N.A., as syndication agent

•                  Deutsche Bank AG New York Branch; U.S. Bank National Association.; and Wells Fargo Bank, N.A., as documentation agents

•                  Capital One, National Association; Citibank, N.A.; Comerica Bank; PNC Bank, National Association; SunTrust Bank;  The Bank of Tokyo-Mitsubishi UFJ, Ltd.; and The Bank of New York Mellon, as managing agents

•                  Compass Bank; Branch Banking and Trust Company; TD Bank, N.A.; Citizens Bank of Pennsylvania; and Mega International Commercial Bank Co., Ltd. New York Branch, as participants.

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 272 properties, consisting of 263 office and office/flex properties totaling approximately 30.5 million square feet and nine multi-family rental properties containing over 3,300 residential units, all located in the Northeast. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of commercial and residential tenants.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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